EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-175533) of Heartland Payment Systems, Inc. of our report dated November 14, 2014 relating to the financial statements of TouchNet Information Systems, Inc., appearing in the Amendment No. 1 to the Current Report on Form 8-K of Heartland Payment Systems, Inc. dated November 14, 2014.

/s/ ACORD COX & COMPANY
Lenexa, KS
November 14, 2014